Exhibit 10.7

Named Executive Officer Salary and Bonus Arrangements for 2006

Base Salaries

The base salaries for 2006 for the executive officers (the “named executive officers”) of First PacTrust Bancorp, Inc. (the “Company”) and Pacific Trust Bank who will be named in the compensation table that will appear in the Company’s upcoming 2006 annual meeting proxy statement are as follows:

Name and Title	Base Salary
Hans R. Ganz President and Chief Executive Officer	$233,376
James P. Sheehy Secretary and Treasurer	$126,027
Melanie M. Stewart Executive Vice President—Lending	$135,075
Regan J. Gallagher Senior Vice President—Controller	$93,059
Lisa Goodwin Senior Vice President—Information Systems	$90,958

Description of 2006 Bonus Incentive Plan

On January 24, 2006, the Company’s Board of Directors approved a cash incentive bonus plan for 2006 (the “2006 Bonus Plan”) for all officers and employees of the Company and the Bank. Bonuses will be paid under the 2006 Bonus Plan in early 2007 if and to the extent the Company’s performance in 2006 meets or exceeds certain minimum levels on certain key performance indicators.

The key performance indicators used to determine whether any bonuses will be paid under the 2006 Bonus Plan will be the same for all employees. The amounts of the bonuses under the 2006 Bonus Plan, if earned, will be determined, in part, by multiplying the employee’s salary by an the employee’s payout percentage up to a maximum of 45% of salary, plus a discretionary component which may or may not be paid in whole or in part based on the Compensation Committee’s qualitative assessment of individual contributions toward the Company’s success relative to Customer Service, Deposit Growth, Compliance, Loan Originations and Portfolio Growth, Loan Charge-Off and Delinquency Ratios. While the payout percentages will vary from employee to employee, they will increase proportionately for all employees if and to the extent the Company attains a net income level above the minimum threshold. All named executive officers are eligible under the plan.

Discretionary Bonus 2006: The total discretionary amount available for distribution to all employees will not to exceed 4% of after-tax net income.

Director Fee Arrangements for 2006

Each director of First PacTrust Bancorp, Inc., (the “Company”) also is a director of Pacific Trust Bank (the “Bank”). As of the March 10, 2006 shareholder record date for the 2006 annual meeting, each non-employee director receives an annual retainer fee of $2,000 plus a fee of $600 for each Bank board meeting attended. In addition, the Chairman of the Board receives an additional $300 per Bank board meeting attended and each director receives $200 per Bank committee meeting attended. Attendance by telephone is compensated at one-third the rate for directors attending in person. Directors are not paid a fee for service on the Company’s board. There are no deferred compensation arrangements with any non-employee director.